Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the:

1.	Oldcastle Precast, Inc. Profit Sharing Retirement Plan 401(K) and Profit Sharing Plan for Employees of Oldcastle Materials Group - Albany (Registration No. 333-6040)

2.	Allied Building Products Corp. Savings and Investment Plan (Registration No. 333-10430)

3.	Betco Block & Products, Inc. Profit Sharing Plan and Trust (Registration No. 333-13308)

4.	Oldcastle Glass, Inc. Qualified 401(k) Plan (Registration No. 333-13308)

5.	Oldcastle Architectural Products Group 401(k) and Profit Sharing Plan (Registration No. 333-13308)

6.	Oldcastle Architectural, Inc. Union Employees 401(k) Plan, Pike Industries, Inc. Profit Sharing and Deferred Income Plan, Oldcastle Southwest 401(k) Retirement Plan, Hallett Construction Company 401(k) Retirement Plan, Pennsy Supply, Inc. 401(k) and Profit Sharing Plan, CPM Development Corporation Profit Sharing Retirement Plan (Registration No. 333-103656)

7.	CRH plc 2000 Share Option Scheme (Registration No. 333-90808)

8.	Oldcastle Materials, Inc. Retirement Savings Plan and Oldcastle Precast, Inc. Profit Sharing Retirement Plan and Trust (Registration No. 333-165870)

9.	CRH plc 2006 Performance Share Plan (Registration No. 333-173246)

10.	CRH plc 2010 Share Option Scheme (Registration No. 333-173246)

and to the incorporation by reference in the Registration Statement (Form F-3 File No. 333-166313) pertaining to CRH America, Inc. and CRH public limited company; of our reports dated 28 March 2012, with respect to the consolidated financial statements of CRH plc and the effectiveness of internal control over financial reporting of CRH plc, included in this Annual Report (Form 20-F) of CRH plc for the year ended 31 December 2011.

ERNST & YOUNG

Dublin, Ireland

28 March 2012